WILMER CUTLER PICKERING
 HALE AND DORR LLP

                                                       2445M STREET NW
                                                       WASHINGTON, DC 20037
                                                       +1 202 663 6000
                                                       +1 202 663 6363 fax
                                                       www.wilmerhale.com

                                  June 28, 2005

Lord Abbett Investment Trust
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

     You have requested our opinion in connection with your filing of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (the "Amendment") under the Securities Act of 1933, as amended (Amendment No. 42 under the Investment Company Act of 1940, as amended), of Lord Abbett Investment Trust, a Delaware statutory trust (the "Trust"), and in connection therewith your registration of shares of beneficial interest, without par value, of the following classes of the following series of the Trust (collectively, the "Shares"):

  -  Lord Abbett Balanced Strategy Fund (Classes A, B, C, P, and Y);
  -  Lord Abbett Income Strategy Fund (Classes A, B, C, P, and Y);
  -  Lord Abbett World Growth & Income Strategy Fund (Classes A, B, C, P, and
     Y);
  -  Lord Abbett Convertible Fund (Classes A, B, C, P, and Y);
  -  Lord Abbett Core Fixed Income Fund (Classes A, B, C, P, and Y);
  -  Lord Abbett High Yield Fund (Classes A, B, C, P, and Y);
  - Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund (Classes A, B, C, P, and Y);
  -  Lord Abbett Total Return Fund (Classes A, B, C, P, and Y); and
  - Lord Abbett U.S. Government & Government Sponsored Enterprises Fund (Classes A, B, C, P, and Y).

     We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

     We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

       BALTIMORE     BEIJING     BERLIN    BRUSSELS    LONDON    MUNICH
 NEW YORK    NORTHLRN VIRGINIA    OXFORD    PALO ALTO    WALTHAM    WASHINGTON

     We express no opinion as to matters governed by any laws other than Title 12, Chapter 38 of the Delaware Code. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,

                                           WILMER CUTLER PICKERING
                                           HALE AND DORR LLP


                                           By: /s/ Matthew A. Chambers
                                                Matthew A. Chambers, a partner